UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 13, 2006
Wilsons The Leather Experts Inc.
(Exact name of registrant as specified in its charter)

Minnesota	0-21543	41-1839933
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7401 Boone Ave. N.
Brooklyn Park, Minnesota	55428
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (763) 391-4000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On December 13, 2006, the Board of Directors of Wilsons The Leather Experts Inc., upon recommendation of the Governance and Nominating Committee, elected Gail Cottle to serve as a member of the Board of Directors. Ms. Cottle has served as a retail consultant since January 2003. Ms. Cottle served as President, Nordstrom Product Group, Nordstrom, Inc., a leading fashion specialty store retailer, from June 2000 to January 2002. Ms. Cottle also served Nordstrom, Inc. as Executive Vice President from 1992 to 2000, and as Vice President Junior Division from 1985 to 1992, and in other merchandising positions from 1972 to 1985.
     Ms. Cottle will serve as a Class III Director with a term expiring at the 2008 Annual Meeting of Shareholders. On December 13, 2006, the Board of Directors also appointed Ms. Cottle as a member of the Compensation Committee of the Board of Directors.
     In connection with her election, on December 13, 2006, the Compensation Committee approved the grant to Ms. Cottle of stock options to purchase 30,000 shares of the Company’s common stock, which vest cumulatively on a prorated basis on each of the first, second and third anniversaries of the date of grant if she continues as a director.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSONS THE LEATHER EXPERTS INC.
Date: December 15, 2006	By	/s/ Stacy A. Kruse
Stacy A. Kruse
Chief Financial Officer and Treasurer